UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
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TDS Board of Directors Nominates New Board Member
Woessner brings global telecommunications perspective

CHICAGO (March 30, 2022) — Telephone and Data Systems, Inc (NYSE:TDS) today announced that the Board of Directors has nominated Dirk S. Woessner for election to serve on the TDS Board. He will stand for election at the company’s annual meeting of shareholders on May 19, 2022.

“We are excited to announce Dirk’s nomination to the TDS Board. TDS has an extensive process by which we assess the skills and backgrounds necessary to help guide TDS’ strategy into the future, as well as to bring talented and qualified individuals on to the TDS Board to enhance our oversight responsibilities," said Walter C. D. Carlson, TDS Board chairman. “We are confident that Dirk’s broad and deep experience in the telecommunications industry, along with his entrepreneurial background, will serve TDS well in the years to come."

Mr. Woessner is CEO of CompuGroup Medical S.E. & Co. KGaA since January 2021. Mr. Woessner has substantial leadership experience in the telecommunications industry, having served in executive leadership positions with Deutsche Telekom AG and Rogers Communications. He brings substantial experience in sales, marketing, and service of fixed-network and mobile products for consumer and business customers. Mr. Woessner has a Master’s in Chemistry from Technische University, München, Germany, and a PhD in Chemistry from Humboldt University, Berlin, Germany.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; cable and wireline broadband, video and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, UScellular, TDS Telecom, BendBroadband and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed 8,800 people as of December 31, 2021.

For more information about TDS and its subsidiaries, visit:
TDS: www.tdsinc.com
UScellular: www.uscellular.com
TDS Telecom: www.tdstelecom.com
OneNeck IT Solutions: www.oneneck.com

Contacts
Jane W. McCahon, Senior Vice President - Corporate Relations and Corporate Secretary
jane.mccahon@tdsinc.com

Colleen Thompson, Vice President – Corporate Relations
colleen.thompson@tdsinc.com

IMPORTANT INFORMATION: TDS and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2022 annual meeting of shareholders. Information regarding TDS’ directors and executive officers, and their respective interests in TDS by security holdings or otherwise is included in TDS’s proxy statement relating to its 2021 annual meeting which was filed with the Securities and Exchange Commission (SEC) on April 7, 2021. The 2022 proxy statement, other solicitation materials and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov and also at the TDS website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER SOLICITATION MATERIALS FILED BY TDS IN CONNECTION WITH THE TDS 2022 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF USCC AND OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

For more information about TDS, visit: www.tdsinc.com